PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	May 3,	April 27,
	2009	2008
Cash flows from operating activities:
Net loss	$(20,305)	$(5,409)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	42,027	51,280
Consolidation, restructuring, and related charges and impairment of long-lived assets	3,544	-
Minority interest in income of consolidated subsidiaries	181	982
Changes in assets and liabilities and other	902	(11,750)

Net cash provided by operating activities	26,349	35,103

Cash flows from investing activities:
Purchases of property, plant and equipment	(20,375)	(78,067)
Purchases of short-term investments and other	-	(306)
Proceeds from sales of investments and other	856	3,487
Proceeds from sale of property, plant and equipment	85	65
Distribution from joint venture	5,000	-
Investment in joint venture	-	(2,598)

Net cash used in investing activities	(14,434)	(77,419)

Cash flows from financing activities:
Repayments of long-term borrowings	(10,889)	(168,991)
Proceeds from long-term borrowings	-	132,140
Payments of deferred financing fees	(2,249)	(498)

Net cash used in financing activities	(13,138)	(37,349)

Effect of exchange rate changes on cash	(1,052)	719

Net decrease in cash and cash equivalents	(2,275)	(78,946)
Cash and cash equivalents, beginning of period	83,763	146,049

Cash and cash equivalents, end of period	$81,488	$67,103

Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$(14,542)	$(25,991)
Capital lease obligation for purchases of property, plant and equipment	$-	$61,662